PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 41 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 19, 2000                                        Dated October 16, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                Euro Floating Rate Senior Bearer Notes Due 2006

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due 2006) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:         $20,000,000

Maturity Date:            October 30, 2006, provided that if such day is not a
                          business day, the maturity date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case the maturity date will be the immediately preceding business day

Settlement and Original
    Issue Date:           October 30, 2000

Interest Accrual Date:    October 30, 2000

Issue Price:              100%

Specified Currency:       U.S. Dollars

Redemption Percentage
    at Maturity:          100%

Base Rate:                LIBOR

Spread (Plus or Minus):   Plus 0.45% per annum

Spread Multiplier:        N/A

Index Currency:           U.S. Dollars

Index Maturity:           3 months

Maximum Interest Rate:    9.0%

Minimum Interest Rate:    N/A

Initial Interest Rate:    To be determined two London banking days prior to the
                          Original Issue Date

Initial Redemption Date:  N/A

Initial Redemption
    Percentage:           N/A

Annual Redemption
    Percentage Reduction: N/A

Optional Repayment
    Date(s):              N/A

Interest Payment Dates:   Each January 30, April 30, July 30, and October 30,
                          commencing January 30, 2001; provided that if any such day (including the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day

Interest Payment Period:  Quarterly

Interest Reset Dates:     Each Interest Payment Date

Interest Reset Periods:   Quarterly

Business Day:             New York and London

Calculation
    Agent:                The Chase Manhattan Bank (London Branch)

Agent:                    Morgan Stanley & Co. International Limited

Denominations:            $1,000,000

Common Code:              11941281

ISIN:                     XS0119412814

Other Provisions:         N/A

Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER